Exhibit 2.2

EXECUTION COPY

MASTER FORMATION AGREEMENT

by and among

WESTERN GAS RESOURCES, INC.,

WESTERN GAS RESOURCES – WESTANA, INC.

and

ATLAS PIPELINE PARTNERS, L.P.

Dated June 1, 2007

(Chaney Dell)

i

EXHIBITS AND SCHEDULES TO PURCHASE AGREEMENT

EXHIBITS

Exhibit A	Map of System
Exhibit A-1	Allocated Value
Exhibit B	Conveyance
Exhibit C	Master Offset Agreement
Exhibit D	Closing Checklist Agreement
Exhibit E	Ratification and Accession Agreement

SCHEDULES

Schedule 1.1	Suspense Funds
Schedule 2.1	Certificate of Formation
Schedule 2.2	Operating Agreement
Schedule 2.3	Class A Member’s Interest Percentages
Schedule 3.1	Contribution Agreement
Schedule 3.2(a)	Surface Contracts
Schedule 3.2(b)	Equipment
Schedule 3.2(c)	Pipelines
Schedule 3.2(e)	Contracts
Schedule 3.3(f)	Certain Excluded Assets
Schedule 5.1(c)	Disclosed Defects
Schedule 6.1	Note Agreement
Schedule 7.1(a)	Western’s Knowledge
Schedule 7.7	Litigation
Schedule 7.8(b)	Taxes
Schedule 7.9	Compliance with Laws
Schedule 7.10(a)	Contract Matters
Schedule 7.10(b)	Certain Contracts
Schedule 7.11	Governmental Authorizations
Schedule 7.12	Preference Rights and Transfer Requirements
Schedule 7.13	Outstanding Capital Commitments
Schedule 7.14	Imbalances
Schedule 8.1(a)	Atlas’ Knowledge
Schedule 9.4	Conduct of Business

MASTER FORMATION AGREEMENT

THIS MASTER FORMATION AGREEMENT is made and entered into this 1st day of June, 2007 by and among Western Gas Resources, Inc., a Delaware corporation (“WGR”), Western Gas Resources – Westana, Inc., a Delaware corporation (“Westana”) (WGR and Westana are herein collectively referred to as “Western”), and Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Atlas”).

WHEREAS, Western owns various Assets, either of record or beneficially, more fully described in Section 3.2 and the exhibits and schedules hereto.

WHEREAS, Atlas is in the business of owning and operating midstream natural gas assets similar to the Assets.

WHEREAS, Western and Atlas wish to form the Company as a joint venture company to acquire, manage, protect, conserve, own and operate the Assets, under and pursuant to the Company Certificate of Formation and the Company Operating Agreement.

WHEREAS, Western will contribute the Assets to the Company, under the terms of this Agreement, the Company Operating Agreement and the Contribution Agreement, in consideration for the Class A Member’s Interest.

WHEREAS, immediately following the contribution of the Assets and the execution of the Company Operating Agreement, Western will contribute the Class A Member’s Interest to Western SPV.

WHEREAS, Atlas will contribute the Cash Contribution to the Company, under the terms of the Company Operating Agreement, in consideration for the Class B Member’s Interest.

WHEREAS, immediately following the contribution of the Cash Contribution and the execution of the Company Operating Agreement, Atlas will contribute the Class B Member’s Interest to the Atlas Member.

WHEREAS, Atlas will cause the Atlas Member as the managing member of the Company to cause the Company to loan an amount equal to the Adjusted Agreed Asset Value to APC in exchange for the Note issued by APC to the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, and subject to the conditions hereinafter set forth, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The terms set forth below shall have the meanings ascribed to them in this Article 1 or in the part of this Agreement referred to below:

“Adjusted Agreed Asset Value” shall mean, as of the Closing Date, the Agreed Asset Value, increased or decreased, whichever the case may be, by the adjustments set forth in Section 4.2. Between the Closing Date and the Final Valuation Date, the Adjusted

Agreed Asset Value may be further adjusted pursuant to Section 9.6(b) or Section 11.4(b). On the Final Valuation Date, the Adjusted Agreed Asset Value shall be finally adjusted pursuant to Section 11.4(b), such finally adjusted amount being referred to herein as the Final Asset Value.

“Adjusted Allocated Retained Asset Value” shall have the meaning set forth in Section 9.6(c).

“Adjustment Period” shall have the meaning set forth in Section 4.2(a).

“Affiliate” with respect to a Person, shall mean any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Atlas” shall have the meaning set forth in the preamble to this Agreement.

“Atlas Indemnitees” shall mean Atlas, the Company, Atlas’ Affiliates, joint owners and venturers, co-lessees and partners, and each of their respective officers, directors, employees, agents and representatives, successors and permitted assigns.

“Atlas Member” shall mean Atlas Chaney Dell, LLC, a Delaware limited liability company, a wholly-owned Affiliate of Atlas that will receive a contribution by Atlas of the Class B Member’s Interest immediately following the Closing.

“Agreed Asset Value” shall mean $900,000,000.00.

“Agreement” shall mean this Master Formation Agreement as the same may be modified or amended in accordance with the terms hereof from time to time.

“Allocated Value” with respect to any of the assets shown in Exhibit A-1, shall mean the portion of the Agreed Asset Value that has been allocated to such asset in Exhibit A-1.

“APC” shall mean Anadarko Petroleum Corporation, a Delaware corporation.

“Assets” shall have the meaning set forth in Section 3.2.

“Assumed Western Obligations” shall have the meaning set forth in Section 13.3.

“Audited Financial Statements” shall have the meaning set forth in Section 9.10(c).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or required by law to be closed.

“Capital Account” shall have the meaning set forth in the Company Operating Agreement.

“Capital Contributions” shall have the meaning set forth in the Company Operating Agreement.

“Cash Contribution” shall mean an amount of cash equal to the Adjusted Agreed Asset Value (as determined on the Closing Date).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

“Chaney Dell and Chester Gathering Systems” shall mean the gathering systems consisting of approximately four low-pressure gas streams that gather from the immediate surroundings of the Chaney Dell and Chester Plants with approximately 2,150 miles of two inch (2”) to sixteen inch (16”) pipe located in Major, Grant, Garfield, Alfalfa, Kingfisher, Blaine, Dewey, Kay, Woods and Woodward Counties of Oklahoma, and Harper and Sumner Counties of Kansas.

“Chaney Dell Plant” shall mean that certain gas processing plant known as the “Chaney Dell Gas Processing Plant” located in Major County, Oklahoma, including a 100 mmcf/d refrigerated lean oil absorption plant and a 30 mmcf/d cryogenic unit and sixteen compressors with a total of approximately 17,000 horsepower.

“Chester Plant” shall mean that certain cryogenic facility located in Woodward County, Oklahoma, including a 30 mmcf/d cryogenic unit and six compressors with a total of approximately 5,400 horsepower.

“Claim” shall have the meaning set forth in Section 13.4(a).

“Claim Notice” shall have the meaning set forth in Section 13.5(b).

“Class A Member’s Interest” shall mean the interest in the Company to be initially held by Western but to be contributed by Western to Western SPV immediately following the contribution of the Assets and the execution of the Company Operating Agreement.

“Class B Member’s Interest” shall mean the interest in the Company to be initially held by Atlas but to be contributed by Atlas to Atlas Member immediately following the Closing and the execution of the Company Operating Agreement.

“Closing” shall have the meaning set forth in Section 11.1.

“Closing Agreement” shall mean that certain Closing Checklist Agreement, in the form attached hereto as Exhibit D.

“Closing Date” shall have the meaning set forth in Section 11.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

“Company” shall mean Atlas Pipeline Mid-Continent WestOk, LLC, a Delaware limited liability company.

“Company Certificate of Formation” shall mean that certain certificate of formation of the Company, in the form prescribed by applicable Law, as amended from time to time.

“Company Operating Agreement” shall mean that certain Operating Agreement for the Company, to be dated and adopted by Western, Western SPV, Atlas and the Atlas Member on the Closing Date.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated February 27, 2007, between APC and Atlas.

“Contracts” shall have the meaning set forth in Section 3.2(e).

“Contribution Agreement” shall have the meaning set forth in Section 3.1.

“Conveyance” shall have the meaning set forth in Section 5.1(b).

“Defensible Title” shall mean that title of Western with respect to the Real Property Interests, that, except for and subject to Permitted Encumbrances, is free and clear of all liens, encumbrances, security interests, pledges and other defects.

“Effective Time” shall have the meaning set forth in Section 3.4(a).

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances, rules of common law, approvals, registrations, exemptions, licenses or permits of any Governmental Body pertaining to health, safety, the environment, wildlife or natural resources in effect as of the Closing Date in any and all jurisdictions in which any of the Assets are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the National Environmental Policy Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Pipeline Safety Act, the Natural Gas Pipeline Safety Act, and the Hazardous Materials Transportation Uniform Safety Act, as each is amended from time to time and any state laws implementing the foregoing federal laws, any state laws pertaining to management of Hazardous Substances, including the handling of oil and gas exploration and production or processing wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection laws, and any common law creating liability for environmental conditions.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws or a Release of Hazardous Substances which is attributable to the ownership or operation of the Assets.

“Equipment” shall have the meaning set forth in Section 3.2(b).

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person that is an entity, trade or business, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Eurodollar Rate” shall have the meaning set forth in the Note Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 3.3.

“Excluded Offsite Environmental Liability” shall have the meaning set forth in Section 13.3(a).

“Final Asset Value” shall have the meaning set forth in Section 11.4(b).

“Final Valuation Date” shall mean the date on which all adjustments are made to the Final Asset Value pursuant to Section 11.4(b) (whether by mutual agreement of Atlas and Western or by final determination of the arbitrator as contemplated in Section 11.4(b)).

“Financial Statements” shall have the meaning set forth in Section 9.10(a).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America as amended from time to time.

“Governmental Authorizations” shall have the meaning set forth in Section 7.11.

“Governmental Body” or “Governmental Bodies” shall mean any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substances” means: (i) any pollutants, contaminants, solid wastes, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals as these or similar terms are regulated by, or may form the basis of liability under, any Environmental Laws; (ii) any asbestos containing materials, polychlorinated biphenyls or radon; and (iii) any petroleum, Hydrocarbons, petroleum products, natural gas, crude oil and any fractions, components or derivatives thereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with any of the foregoing.

“Imbalances” shall mean over-deliveries or under-deliveries with respect to Hydrocarbons allocated to the Assets.

“Indemnified Party” shall have the meaning set forth in Section 13.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.5(a).

“Indemnity Claim” shall have the meaning set forth in Section 13.5(b).

“Interest” shall have the meaning set forth in the Company Operating Agreement.

“Laws” shall mean all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Loan” shall have the meaning set forth in Section 6.1.

“Master Offset Agreement” shall mean that certain Master Offset Agreement, in the form attached hereto as Exhibit C.

“Material Adverse Effect” shall mean any effect that is or would reasonably be expected to have any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon processing, gathering or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon processing, gathering or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

“Midkiff/Benedum Agreement” shall have the meaning set forth in Section 10.1(g).

“Negative Section 11.4(b) Adjustment Amount” shall have the meaning set forth in Section 11.4(b).

“NGA” shall have the meaning set forth in Section 7.17.

“NGL Inventory” shall have the meaning set forth in Section 3.2(d).

“NGPA” shall have the meaning set forth in Section 7.17.

“NORM” shall mean naturally occurring radioactive material.

“Note” shall have the meaning set forth in Section 6.1.

“Note Agreement” shall have the meaning set forth in Section 6.1.

“Permitted Encumbrances” shall mean (a) the documents and instruments pursuant to which any interest in the Real Property Interests were created; (b) oil, gas or other mineral reservations or interests; (c) any agreement pursuant to which any Asset is leased; (d) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development or operation of the Assets and are not more than 60 days past due or are being contested in good faith, and (ii) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges for amounts arising in the ordinary course of business securing amounts that are not more than 60 days past due or are being contested in good faith; (e) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (f) any obligations or duties affecting the Assets to any Governmental Body with respect to any franchise, grant, license or permit, and all applicable Laws of any Governmental Body; (g) any easements, rights-of-way, servitudes, permits, leases, and other rights in respect to surface operations to the extent they do not operate to interfere materially with the operation of the Assets as currently operated; (h) third party consents to assignments or similar agreements; (i) all rights to consent by, required notices to, filings with or other actions by any Governmental Body in connection with the sale or conveyance of any Asset to the extent such consents are customarily obtained after Closing; (j) the terms and conditions of the Contracts; (k) all rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body; (l) Preference Rights applicable to the Assets; (m) all other liens, charges, encumbrances, security interests, pledges, defects or irregularities that do not, individually or in the aggregate, materially interfere with the use, ownership, operation or value of the Assets as it is currently used and operated or as expressly contemplated by the Company Operating Agreement; (n) Imbalances associated with the Assets; (o) defects based solely on (i) lack of information in Western’s files, or (ii) references to a document(s) if such referenced document(s) do not constitute a defect; (p) defects arising out of lack of corporate or other entity authorization resulting in another party’s actual and superior claim of title to the relevant Real Property Interests; (q) defects that have been cured by applicable Laws of limitations or prescription; and (r) defects specifically disclosed in writing by Western to Atlas prior to the execution of this Agreement as set forth in Schedule 5.1(c) or of which Atlas has knowledge prior to the execution of this Agreement.

“Person” shall mean an individual, partnership, corporation (including a business trust), firm, association, joint venture, limited liability company, unincorporated organization, or other entity, or a Governmental Body.

“Pipelines” shall have the meaning set forth in Section 3.2(c).

“Plants” shall mean the Chaney Dell, Chester and Waynoka Plants.

“Positive Section 11.4(b) Adjustment Amount” shall have the meaning set forth in Section 11.4(b).

“Preference Property” shall have the meaning set forth in Section 9.6(b).

“Preference Right” shall mean any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Costs” shall have the meaning set forth in Section 3.4(b).

“Ratification and Accession Agreement” shall have the meaning set forth in Section 11.3(f).

“Real Property Interests” shall mean the easements, rights-of-way and fee interests in real property identified on Schedule 3.2(a).

“Records” shall have the meaning set forth in Section 3.2(f).

“Release” shall have the meaning specified in CERCLA; provided, however, that to the extent any other applicable state law has a meaning of “Release” that is broader than that specified in CERCLA, such broader meaning shall apply.

“REGARDLESS OF FAULT” shall have the meaning set forth in Section 13.4(a).

“Retained Asset” shall have the meaning set forth in Section 9.6(c).

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Surface Contracts” shall have the meaning set forth in Section 3.2(a).

“Suspense Funds” shall mean the amount of monies held in suspense by Western as of April 10, 2007, and associated with the System as shown on Schedule 1.1.

“System” shall mean the Chaney Dell and Chester Gathering Systems, the Westana Gathering System and the Chaney Dell Plant, the Chester Plant and the Waynoka Plant, as more fully depicted on the map attached hereto as Exhibit A.

“Taxes” shall mean all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, withholding taxes, or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” shall have the meaning set forth in Section 7.8(a).

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by a Governmental Body in connection with the sale or conveyance of any Asset or interest therein, if they are not required prior to the assignment of such Asset or interest or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” shall have the meaning set forth in Section 14.3.

“Waynoka Plant” shall mean that certain cryogenic facility located in Woods County, Oklahoma, including ten compressors with a total of approximately 18,000 horsepower.

“Westana” shall have the meaning set forth in the preamble to this Agreement.

“Westana Gathering System” shall mean the gathering system consisting of approximately 1,320 miles of two inch (2”) to twenty-four inch (24”) pipeline located in the Major, Woodward and Woods Counties of Oklahoma, and Comanche and Barber Counties of Kansas.

“Western” shall have the meaning set forth in the preamble to this Agreement.

“Western Indemnitees” shall mean Western, Western’s Affiliates, joint owners and venturers, co-lessees and partners, and each of their respective officers, directors, employees, agents and representatives, successors and permitted assigns.

“Western SPV” shall mean Anadarko Midkiff/Chaney Dell LLC, a Delaware limited liability company.

“WGR” shall have the meaning set forth in the preamble to this Agreement.

ARTICLE 2

FORMATION OF THE COMPANY

Section 2.1 Certificate of Formation. At least three (3) days prior to the Closing Date, Western and Atlas shall cause the formation of the Company by filing the Company Certificate of Formation, in the form attached hereto as Schedule 2.1, with the Secretary of State of the State of Delaware.

Section 2.2 Operating Agreement. On the Closing Date, Western, Western SPV, Atlas and Atlas Member will execute the Company Operating Agreement, in the form attached hereto as Schedule 2.2.

Section 2.3 Capital Contributions. On the Closing Date, the following Capital Contributions will be made to the Company, in accordance with this Agreement and as specified in the Company Operating Agreement:

(a) Western shall contribute the Assets to the Company, as further described in Article 3, with effect as of the Effective Time, in return for which WGR and Westana will receive the Class A Member’s Interest in the respective percentages set forth in Schedule 2.3.

(b) Atlas shall contribute the Cash Contribution to the Company, in immediately available funds, in return for which Atlas will receive the Class B Member’s Interest.

ARTICLE 3

CONTRIBUTION

Section 3.1 Contribution. Upon and subject to the terms, conditions, representations and warranties set forth in this Agreement, Western and the Company shall enter into a Contribution Agreement on the Closing Date, in the form attached hereto as Schedule 3.1 (the “Contribution Agreement”), by which Western will assign, transfer and convey the Assets to the Company, with effect as of the Effective Time.

Section 3.2 Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Western’s right, title and interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All easements, permits, licenses, servitudes, rights-of-way, and fee interests in real property appurtenant to, and used or held for use in connection with the System, including those described in Schedule 3.2(a) (“Surface Contracts”).

(b) All equipment, machinery, fixtures and other tangible personal property and improvements located on the System or used or held for use in connection with the operation of the System, including those identified on Schedule 3.2(b) (“Equipment”), but excluding any equipment, machinery, fixtures or other tangible personal property and improvements to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 9.6.

(c) All flow lines, pipelines, gathering systems and appurtenances thereto being a part of the System or used, or held for use, in connection with the operation of the System, including those identified on Schedule 3.2(c) (“Pipelines”).

(d) The natural gas liquids inventory that exists as of the Effective Time at the Plants (the “NGL Inventory”).

(e) All contracts, agreements and instruments by which the System is bound, or that relate to or are otherwise applicable to the System, only to the extent applicable to the System rather than Western’s other properties, including but not limited to, operating agreements, exchange agreements, transportation and gathering agreements, agreements for the purchase and sale of oil, gas, casinghead gas or other Hydrocarbons, real estate leases or processing agreements to the extent applicable to the System, including those identified in Schedule 3.2(e) (collectively, the “Contracts”), but excluding any contracts, agreements, leases and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 9.6.

(f) All land files; gas contract files; gas gathering and processing files; abstracts; title opinions; land surveys; maps; engineering data and reports; and other books, records, data, files, and accounting records, in each case to the extent related primarily to the System, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 9.6, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Western’s or APC’s legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Western may retain the originals of such Records as Western reasonably determines may be required for existing litigation, tax, accounting, and auditing purposes and provide the Company with copies thereof at Western’s cost.

Section 3.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, “Excluded Assets”):

(a) All corporate, financial, income and franchise tax and legal records of Western that relate to Western’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Western pursuant to Section 3.2(f) and copies of any other Records retained by Western pursuant to Section 3.5.

(b) All rights to any refund of Taxes or other costs or expenses borne by Western or Western’s predecessors in interest and title attributable to periods prior to the Effective Time.

(c) Western’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Western’s business generally.

(d) All trade credits, account receivables, note receivables, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time.

(e) All computer equipment and phone equipment.

(f) Those items listed on Schedule 3.3(f).

(g) All rights, titles, claims and interests of Western or any Affiliate of Western (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 5.2, and (ii) to or under any bond or bond proceeds.

(h) Any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Western or any Affiliate of Western or any business of Western or of any Affiliate of Western.

(i) All vehicles used in connection with the Assets, except as set forth on Schedule 3.2(b).

Section 3.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 3.5, possession of the Assets shall be transferred from Western to the Company at the Closing, but, if Closing occurs, certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, July 1, 2007 (the “Effective Time”), as described below.

(b) The Company shall receive and be entitled to all income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Western shall retain and be entitled to all income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance and ad valorem, property and similar Taxes based upon or measured by the ownership or operation of the Assets, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Pipelines or Equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering, transportation or processing contracts, (v) gas balancing obligations, (vi) obligations to pay interests held in suspense, all of which are addressed in Article 13. For purposes of this Section 3.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time. In each case, the Company shall be responsible for the portion allocated to the period at and after the Effective Time and Western shall be responsible for the portion allocated to the period before the Effective Time.

Section 3.5 Delivery and Maintenance of Records.

(a) Western, at Western’s cost, shall deliver the Records to the Company within thirty (30) days following Closing, except for Records that Western requires for the preparation and audit or review by KPMG, LLP of the Financial Statements, which Records will be provided to the Company within thirty (30) days after completion of such audit or review by KPMG, LLP. Western may retain original Records of those items set forth in Section 3.2(f) or copies of any Records. If Western elects to retain original files, then the Company will be provided with copies of same, at Western’s cost. Western agrees to use the Records only for Western’s legitimate business purposes that relate to any right, liability, obligation or asset held by Western or any of its Affiliates from time to time.

(b) Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company, for a period of seven (7) years following Closing, to (i) retain the Records, (ii) provide Western, its Affiliates, and its and their officers, employees and representatives with access to the Records (to the extent Western has not retained a copy) during normal business hours for review and copying at Western’s expense (other than confidential or privileged materials or materials that are subject to a confidentiality agreement); provided, however, Atlas shall have the right to terminate its foregoing obligations under this Section 3.5(b) upon providing Western with (A) at least 90 days advance written notice of its intention to terminate the retention of the Records and (B) a reasonable opportunity during normal business hours during such 90-day period to copy the records at Western’s expense, and (iii) provide Western, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 13.4 of this Agreement for review and copying at Western’s expense.

ARTICLE 4

AGREED ASSET VALUE AND ADJUSTMENTS

Section 4.1 Valuation of Assets. The value of the Assets, as of the Closing Date, for purposes hereof and for purposes of the Company Operating Agreement, shall be the Adjusted Agreed Asset Value.

Section 4.2 Adjustments to the Agreed Asset Value. Between the date of this Agreement and the Closing Date, the Agreed Asset Value of the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP, in order to reach the Adjusted Agreed Asset Value:

(a) Decreased by the aggregate amount of income, proceeds, receipts and credits received by Western with respect to the Assets between the Effective Time and the Closing Date (the “Adjustment Period”) that are attributable to the ownership and operation of the Assets during the Adjustment Period.

(b) Decreased by the Allocated Value of any (i) Preference Property eliminated from the Assets pursuant to Section 9.6(b) and (ii) Retained Assets held back by Western from the Assets transferred to the Company at Closing pursuant to Section 9.6(c).

(c) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets at or after the Effective Time which are paid by Western, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 4.2(a).

(d) Increased by the fair market value of the NGL Inventory.

(e) Increased or decreased as agreed upon in writing by Western and Atlas.

(f) Decreased by an amount equal to the product obtained by multiplying (i) the net aggregate overproduction of Hydrocarbons constituting Imbalances as of the Effective Time by (ii) $7.25 per MMBtu.

(g) Decreased by the amount of Suspense Funds existing as of the Effective Time.

Each adjustment made pursuant to Section 4.2(a) shall serve to satisfy, up to the amount of the adjustment, the Company’s entitlement under Section 3.4 to the value of income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, the Company shall not receive any income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 4.2(c) shall serve to satisfy, up to the amount of the adjustment, the Company’s obligation under Section 3.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, the Company shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

The adjustments to Agreed Asset Value pursuant to this Section 4.2 shall be allocated, to the maximum extent possible, to the particular Asset described in Exhibit A-1 to which such adjustment relates. Any excess adjustments shall be allocated pro rata across all of the Assets described in Exhibit A-1 in proportion to their respective Allocated Values.

ARTICLE 5

TITLE MATTERS

Section 5.1 Western’s Title.

(a) Except for the special warranty of title referenced in Section 5.1(b), Western makes no warranty or representation, express, implied, statutory or otherwise, with respect to Western’s title to any of the Assets, and Atlas hereby acknowledges and agrees that the sole remedy for any defect of title shall be through the Company pursuant to the special warranty of title referenced in Section 5.1(b).

(b) The conveyance to be delivered by Western to the Company shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of Defensible Title by, through and under Western, but not otherwise, to the Real Property Interests, but shall otherwise be without warranty of title of any kind, express, implied, statutory or otherwise.

(c) Atlas and the Company shall not be entitled to protection under Western’s special warranty of title in the Conveyance against any matter that would cause Western not to have Defensible Title that is disclosed in writing to Atlas on Schedule 5.1(c) or of which Atlas has knowledge prior to the date hereof.

(d) Notwithstanding anything herein provided to the contrary, if any title defect results from any matter which could also result in the breach of any representation or warranty of Western set forth in Article 7, then Atlas and the Company shall only be entitled to assert such matter as a breach of Western’s special warranty of title contained in the Conveyance to the extent not prohibited by Section 5.1(c) but shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty of Western set forth in Article 7.

Section 5.2 Damage or Condemnation.

(a) The Company shall be responsible for all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing and the depreciation of personal property due to ordinary wear and tear.

(b) Subject to the provisions of Section 10.1(e) and Section 10.2(e) hereof, if, after the date of this Agreement but prior to the Closing Date any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss (including lost profits) reasonably expected to result from such individual casualty or taking exceeds ten percent (10%) of the Agreed Asset Value, the transaction evidenced by this Agreement may nevertheless be consummated if Atlas and Western agree prior to Closing that Western will either (i) cause the Assets affected by any casualty or taking to be repaired or restored to at least their condition prior to such casualty, at Western’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) indemnify the Company through a document reasonably acceptable to Western and Atlas against any costs or expenses that the Company reasonably incurs to repair the Assets subject to any casualty or taking. In each case, Western shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If, after the date of this Agreement but prior to the Closing Date any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss (including lost profits) reasonably expected to result from such individual casualty or taking is ten percent (10%) or less of the Agreed Asset Value, then the transaction evidenced by this Agreement shall nevertheless be consummated and Western shall, at Closing, contribute to the Company all sums paid to Western by third parties by reason of such casualty or taking and shall assign, transfer and set over to the Company or subrogate the Company to all of Western’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Western and its and their directors, officers, employees and agents) arising out of the casualty or taking.

(d) This Section 5.2 shall not be subject to the limitation contained in Section 13.7(d).

Section 5.3 Government Approvals Respecting Assets. Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company, within thirty (30) days after Closing at the Company’s own expense, to file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Atlas further agrees to cause the Atlas Member as the managing member of the Company to cause the Company, promptly after Closing, to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Western’s assignment documents requiring federal or state approval in order for the Company to be recognized by the federal or state agencies as the owner of the Assets. Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to provide Western with the approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

ARTICLE 6

LOAN AND NOTE

Section 6.1 Loan and Note. On the Closing Date, (a) Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to enter into, and (b) Western shall cause APC to enter into, that certain Note Agreement in the form attached hereto as Schedule 6.1 (the “Note Agreement”) pursuant to which the Company shall issue a loan to APC, that shall be funded by the Company to APC by 12:00 p.m. on the first Business Day immediately following the Closing Date, in an amount equal to the Adjusted Agreed Asset Value on the Closing Date (the “Loan”), and Western shall cause APC to issue to the Company a note in the form attached to the Note Agreement (the “Note”). By 12:00 p.m. on the first Business Day occurring immediately after the Closing Date, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to wire transfer to APC an amount equal to the Adjusted Agreed Asset Value in same day funds, representing the Loan.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF WESTERN

Section 7.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Western” or “to Western’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Western and the employees of Western listed on Schedule 7.1(a). “Actual knowledge” for purposes of this Agreement means information actually personally known by such officers and employees.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 7.1, the disclaimers and waivers contained in Section 13.8 and the other terms and conditions of this Agreement, Western represents and warrants to Atlas the matters set out in Section 7.2 through Section 7.18.

Section 7.2 Existence and Qualification. Each of WGR and Westana is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 7.3 Power. Each of WGR and Westana has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 7.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Western. This Agreement has been duly executed and delivered by Western (and all documents required hereunder to be executed and delivered by Western at Closing will be duly executed and delivered by Western) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Western, enforceable against Western in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.5 No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 7.12, the execution, delivery and performance of this Agreement by Western, and the transactions contemplated by this Agreement will not (a) violate any provision of the articles of incorporation or bylaws of Western, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Western is a party or which affect the Assets, (c) violate any judgment, order, ruling, or decree applicable to Western as a party in interest, (d) violate any Laws applicable to Western or any of the Assets, except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (ii) any matters described in clauses (b), (c) or (d) above which would not, individually or in the aggregate, reasonably be expected to materially impair Western’s ability to perform its obligations under this Agreement or have a Material Adverse Effect.

Section 7.6 Liability for Brokers’ Fees. Neither Atlas nor any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Western, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 7.7 Litigation. Except (i) as set forth in Schedule 7.7 and (ii) for any matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair Western’s ability to perform its obligations under this Agreement, (A) there is no action, arbitration, suit or other proceeding before any Governmental Body or arbitrator pending (with service of process therein having been made on Western) or, to the knowledge of Western, threatened (or pending without service of process therein having been made on Western) to which Western is (or is threatened to be made) a party and which relates to the Assets or seeks to prevent the consummation by Western of the transactions contemplated by this Agreement, (B) there is no outstanding order, writ, injunction, decree or judgment entered in any action, arbitration, suit or other proceeding before any Governmental Body or arbitrator in which Western has been joined as a party that is binding upon Western and which relates to the Assets or would prevent the consummation by Western of the transactions contemplated by this Agreement, and (C) there is no notice in writing from any Governmental Body has been received by Western claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources). Notwithstanding the foregoing, Western makes no representation or warranty, express or implied, under this Section 7.7 relating to any Environmental Liabilities or Environmental Law.

Section 7.8 Taxes and Assessments.

(a) With respect to all Taxes related to the Assets, to the knowledge of Western, (i) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Western with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (ii) such Tax Returns are true and correct in all material respects; and (iii) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.

(b) To Western’s knowledge, with respect to all Taxes related to the Assets, except as set forth on Schedule 7.8(b), (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no administrative proceedings or lawsuits pending against the Assets or Western by any taxing authority; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 7.9 Compliance with Laws. Except as disclosed on Schedule 7.9, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, maintenance, or use of any thereof, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, Western makes no representation or warranty, express or implied, under this Section 7.9 relating to any Environmental Liabilities or Environmental Law.

Section 7.10 Contracts. Except as disclosed on Schedule 7.10(a), Western has paid its share of all costs payable by it under the Contracts listed on Schedule 3.2(e), except those being contested in good faith. Western is in compliance with all Contracts listed on Schedule 3.2(e) except as disclosed on Schedule 7.10(a) and except such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except for contracts and agreements the existence of which would not, individually or in the aggregate, have a Material Adverse Effect, Schedule 7.10(b) sets forth all of the following contracts and agreements to which any of the Assets will be bound as of the Closing: (a) any agreement with any Affiliate of Western; (b) any agreement or contract for the gathering, processing, transportation, purchase, sale, exchange, or other disposition of Hydrocarbons relating to the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; and (c) any tax partnership agreement of or binding upon Western affecting any of the Assets.

Section 7.11 Governmental Authorizations. Except as disclosed on Schedule 7.11, Western has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated, the loss of which (or failure to have) would, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 7.7 or Schedule 7.11 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Western has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (b) no written notices of violation have been received by Western, and no proceedings are pending or threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations.

Section 7.12 Preference Rights and Transfer Requirements. None of the Assets, or any portion thereof, is subject to any Preference Right or, to Western’s knowledge, Transfer Requirement which may be applicable to the transactions contemplated by this

Agreement, except for (a) Preference Rights and Transfer Requirements contained in easements, rights-of-way or equipment leases and (b) Preference Rights and Transfer Requirements as are set forth on Schedule 7.12.

Section 7.13 Outstanding Capital Commitments. As of the date hereof, there are no outstanding authorizations for expenditures or other commitments to make capital expenditures which are binding on the Assets and which Western reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of $200,000 other than those shown on Schedule 7.13.

Section 7.14 Imbalances. To Western’s knowledge, Schedule 7.14 accurately sets forth in all material respects all of Western’s Imbalances as of February 28, 2007 arising with respect to the Assets and, except as disclosed in Schedule 7.14, as of February 28, 2007, (a) no Person is entitled to receive any material portion of Western’s Hydrocarbons attributable to the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons attributable to the Assets under any gas processing or dehydration agreement, gas gathering and transportation agreements, gas purchase agreement, or other agreements, whether similar or dissimilar, (b) Western is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (c) Western is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas in excess of the contract requirements.

Section 7.15 Condemnation. There is no actual or, to Western’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 7.16 No Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, or to Western’s knowledge, being contemplated by or threatened against, Western or APC.

Section 7.17 PUHCA/NGA. Western is not a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an affiliate of a “subsidiary” of a “holding company,” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended (“NGPA”). Western is not a natural gas company within the meaning of the Natural Gas Act of 1938 (“NGA”), and Western has not operated any of the Assets in a manner that would subject Western to the jurisdiction of, or invoke regulation by, the Federal Energy Regulatory Commission under the NGPA or the NGA with respect to the Assets.

Section 7.18 Investment Company. Western is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF ATLAS

Section 8.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Atlas” or “to Atlas’ knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Atlas and the employees of Atlas listed on Schedule 8.1(a). “Actual knowledge” for purposes of this Agreement means information actually personally known by such officers or employees.

(b) Atlas hereby represents and warrants to Western the following:

Section 8.2 Organization and Good Standing. Atlas is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware; and Atlas is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Atlas or its properties; and Atlas is duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

Section 8.3 Power. Atlas has the limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 8.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Atlas. This Agreement has been duly executed and delivered by Atlas (and all documents required hereunder to be executed and delivered by Atlas at Closing will be duly executed and delivered by Atlas) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Atlas, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 8.5 No Conflicts. The execution, delivery and performance of this Agreement by Atlas, and the transactions contemplated by this Agreement will not (a) violate any provision of the limited liability company agreement of Atlas, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Atlas is a party, (c) violate any judgment, order, ruling, or regulation applicable to Atlas as a party in interest, or (d) violate any Law applicable to Atlas or any of its assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (b), (c), (d) or (e) above which would not have a material adverse effect on Atlas or the transactions contemplated hereby.

Section 8.6 Liability for Brokers’ Fees. Neither Western, any of its Affiliates nor the Company shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Atlas, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 8.7 Litigation. There are no actions, arbitrations, suits or other proceedings pending, or to Atlas’ knowledge, threatened before any Governmental Body or arbitrator against Atlas or any Affiliate of Atlas which are reasonably likely to impair materially Atlas’s ability to perform its obligations under this Agreement.

Section 8.8 Financing. Atlas has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to make the Capital Contribution described in Section 2.3(b) and to otherwise satisfy its obligations under this Agreement.

Section 8.9 Limitations. Except for the representations and warranties expressly made by Western in Article 7 of this Agreement, or confirmed in any certificate furnished or to be furnished to Atlas pursuant to this Agreement, Atlas represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (b) Atlas has not relied upon any oral or written information provided by Western. Without limiting the generality of the foregoing, Atlas represents and acknowledges that Western has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Atlas further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of gatherers, transporters and processors such as Western and that it has had access to the Assets, the officers and employees of Western, and the books, records and files of Western relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, except for its reliance upon the representations and warranties expressly made by Western in Article 7 of this Agreement, or confirmed in any certificate to be furnished to Atlas pursuant to this Agreement, Atlas has relied solely on the basis of its own independent due diligence investigation of the Assets.

Section 8.10 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, or to Atlas’ knowledge, being contemplated by, or threatened against Atlas.

ARTICLE 9

COVENANTS OF THE PARTIES

Section 9.1 Access.

(a) Between the date of execution of this Agreement and continuing until ten (10) Business Days prior to the Closing Date, Western will give Atlas and its representatives access to the Assets and access to the Records in Western’s (or its Affiliate’s) possession, for the sole purpose of conducting review or investigation of the Assets to confirm the accuracy of the representations and warranties of Western set forth in Article 7, but only to the extent that Western may do so without violating any obligations to any third party and to the extent that Western has authority to grant such access without breaching any restriction binding on Western (provided, however, Western shall use its reasonable efforts to cause any obligation or restriction to be waived). Notwithstanding anything to the contrary contained herein, Atlas shall not conduct any environmental assessment of the Assets from the date hereof through the Closing Date and shall not have any access to the Assets for such purpose. Any access by Atlas under this Section 9.1 shall be limited to Western’s normal business hours, and any weekends and after hours requested by Atlas that can be reasonably accommodated by Western, and Atlas’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Atlas and its representatives under this Section 9.1 shall be subject to the terms of Section 13.4(b)(iii) and the terms of the Confidentiality Agreement.

(b) Western and their respective representatives, contractors, agents and employees shall continue to have access at all reasonable times to the Assets for the purpose of repairing or restoring any portion of the Assets destroyed by fire or other casualty pursuant to Section 5.2.

Section 9.2 Certain Filings. Atlas and Western shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including but not limited to the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 9.3 Notices of Certain Events. Until the Closing:

(a) Atlas shall notify Western promptly after Atlas obtains actual knowledge that any representation or warranty of Western contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Western prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Western shall notify Atlas promptly after Western obtains actual knowledge that any representation or warranty of Atlas contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Atlas prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Atlas’ or Western’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Atlas’ or Western’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 9.4 Conduct of Business. Except as set forth on Schedule 9.4, until the Closing, Western (i) will operate its business in the ordinary course, (ii) will not, without the prior written consent of Atlas, which consent shall not be unreasonably withheld, (A) commit to any operation, or series of related operations, reasonably anticipated by Western to require future capital expenditures by the owner of the Assets in excess of $200,000.00, (B) make any capital expenditures in excess of $200,000.00 or (C) terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain all material governmental permits and approvals affecting the Assets, (v) will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of Hydrocarbons and Equipment made in the ordinary course of business consistent with past practices, and (vi) will not commit to do any of the foregoing. Atlas’ approval of any action restricted by this Section 9.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Western’s written notice) of Western’s notice to Atlas requesting such consent unless Atlas notifies Western to the contrary in writing during that period. In the event of an emergency, Western may take such action as a prudent operator would take and shall notify Atlas of such action promptly thereafter.

Section 9.5 Press Release. Until the Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Atlas or Western which are reasonably believed by legal counsel to be required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Atlas and Western may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential). The content of any press release or public announcement to be issued in connection with Closing shall be subject to the prior review and reasonable approval of Western and Atlas.

Section 9.6 Preference Rights and Transfer Requirements.

(a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Western shall initiate all procedures which in Western’s good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 7.12 with respect to the transactions contemplated by this Agreement. Western shall use its commercially reasonable efforts to comply with or obtain waivers of all applicable Preference Rights and Transfer Requirements set forth in Schedule 7.12; provided, however, Western shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b) If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to that Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Western receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the aggregate Agreed Asset Value of the Assets shall be reduced by the Allocated Value of the Preference Property. Except as provided in Section 9.6(c), if the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, such Preference Property shall be conveyed to the Company at Closing subject to the rights, if any, of the holder of such Preference Right. In such event, Western shall continue its efforts to obtain the waiver of such Preference Rights to the extent provided in Section 9.6(a) and Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to cooperate with such efforts. If the holder of a Preference Right elects to purchase a Preference Property subject to its Preference Right and Closing has already occurred with respect to such Preference Property, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to comply with such Preference Right to the extent, if any, that the same remains valid and enforceable with respect to this transaction, and the Company shall be entitled to the consideration for the sale of such Preference Property from the Company to such Preference Right holder.

(c) If

(i) a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right; or

(ii) an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise agreed by Western and Atlas, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and contributed to the Company at Closing and the aggregate Agreed Asset Value of the Assets shall be reduced by the Allocated Value of such Retained Asset. Any Retained Asset so held back at the initial Closing will be transferred and contributed to the Company at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to the Company pursuant to this Agreement and Western obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 9.6. At the delayed Closing (A) Western shall contribute the Retained Assets to the Company and its Capital Account in the Company shall be increased by an amount equal to the Allocated Value of the Retained Assets (as adjusted pursuant to Section 4.2(a), Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.2(f) and Section 4.2(g), but applied based upon the operating results derived from the Retained Assets between the Effective Time and the new closing date therefor) (“Adjusted Allocated Retained Asset Value”), (B) Atlas shall contribute on behalf of the Atlas Member, or cause the Atlas Member to contribute, to the Company cash in an amount equal to, and the Capital Account of the Atlas Member in the Company shall be increased by, an amount equal to, the Adjusted Allocated Retained Asset Value, (C) Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to loan to APC pursuant to the Note Agreement an amount equal to the Adjusted Allocated Retained Asset Value, and (D) the principal amount of the Note shall be increased by the Adjusted Allocated Retained Asset Value; provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section 9.6 within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement, unless Western and Atlas agree to proceed with a closing on such Retained Asset, in which case Atlas, Atlas Member and the Company shall be deemed to have waived any objection (and shall be obligated to indemnify the Western Indemnitees for all Claims) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset.

(d) Atlas acknowledges that Western desires to contribute all of the Assets to the Company and would not have entered into this Agreement but for Atlas’ agreement to form a joint venture with Western to receive, own and operate all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Western does not desire to contribute any Preference Property to the Company unless the contribution of all of the Assets is completed by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Western’s obligation hereunder to contribute the Preference Properties to the Company is expressly conditioned upon the completion by the Closing Date of the contribution of all of the Assets in accordance with the terms of this Agreement, either by conveyance to the Company or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to complete the contribution of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 9.6(c)).

Section 9.7 Tax Matters.

(a) Subject to the provisions of Section 14.3, Western shall be responsible for all Taxes related to the Assets (other than ad valorem, property and similar Taxes based upon or measured by the ownership or operation of the Assets, which are addressed in Section 3.4) attributable to any period of time at or prior to the Closing Date including income, franchise or similar Taxes arising as a result of the gain, if any, recognized on the transfer of the Assets, and the Company shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which party is responsible, Western shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested, Western will assist the Company with preparation of all ad valorem and property Tax Returns with respect to taxable periods ending on or before December 31, 2007 (including any extensions requested). Western shall deliver to the Company within thirty (30) days of filing copies of all Tax Returns filed by Western after the Closing Date relating to the Assets and any supporting documentation provided by Western to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(b) Atlas and Western shall cooperate fully (and Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to cooperate fully), as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Atlas and Western agrees (and Atlas agrees to cause the Atlas Member as the managing member of the Company to cause the Company) (i) to retain all books and records with respect to Tax matters pertinent to the acquired assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Atlas or Western, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal. Atlas and Western further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

Section 9.8 Further Assurances. After Closing, Western and Atlas each agrees (and Atlas agrees to cause the Atlas Member as the managing member of the Company to cause the Company) to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 9.9 Transition Services Agreement. Between the date hereof and the Closing Date, Western and Atlas shall use reasonable efforts to negotiate in good faith a form of transition services agreement on terms that are mutually acceptable to Western and Atlas to be executed at Closing by Western and the Company.

Section 9.10 Financial Statements; Financial and Other Records.

(a) Western shall use its commercially reasonable efforts to prepare, at the sole cost and expense of Atlas, either (i) if relief is granted by the SEC, statements of revenues and direct operating expenses and all notes thereto related to the Assets or (ii) if such relief is not granted by the SEC, the financial statements required by the SEC (such financial statements set forth in the foregoing clauses (i) and (ii), as applicable, the “Financial Statements”) in each case of clauses (i) and (ii), that will be required of Atlas or any of its Affiliates by the SEC in connection with reports, registration statements and other filings to be made by Atlas or any of its Affiliates related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited. Western (x) shall cooperate with and permit Atlas to reasonably participate in the preparation of the Financial Statements and (y) shall provide Atlas and its representatives with reasonable access to the personnel of Western and its Affiliates who engage in the preparation of the Financial Statements.

(b) Western shall execute and deliver or cause to be executed and delivered to KPMG, LLP such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Western (if the financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by KPMG, LLP, with respect to the Financial Statements, if (i) to the extent such a representation letter is delivered by Western’s management, or on its behalf, Western’s management is hereby indemnified and provided a defense (including with respect to their own negligence) by Atlas with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of Atlas would be indemnified had they performed such action; (ii) Atlas provides a customary representation letter to KPMG, LLC, if reasonably requested; and (iii) Atlas’s existing outside auditors provide a customary representation letter to KPMG, LLP, if reasonably requested.

(c) Western has engaged KPMG, LLP to perform an audit of the Financial Statements and shall use commercially reasonable efforts to cause KPMG, LLP to issue unqualified opinions with respect to the Financial Statements (the Financial Statements and related audit opinions being hereinafter referred to as the “Audited Financial Statements”) and provide its written consent for the use of its audit reports with respect to the Financial Statements in reports, registration statements or other documents filed by Atlas or any of its Affiliates under the Exchange Act or the Securities Act, as needed. Atlas shall reimburse Western for all fees charged by KPMG, LLP from and after the date of this Agreement with respect to the preparation and delivery by KPMG, LLP to Atlas of the Audited Financial Statements and any other fees charged by KPMG, LLP to facilitate Atlas’s ongoing compliance with SEC rules and regulations. Western shall take all action as may be necessary to facilitate the completion of such audit and delivery of the Audited Financial Statements to Atlas or any of its Affiliates as soon as reasonably practicable, but no later than ten (10) days prior to the date that such Audited Financial Statements would be required to be filed by Atlas with the SEC.

Section 9.11 Inspection Indemnity. ATLAS HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE WESTERN INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS FOR PROPERTY DAMAGE OR PERSONAL INJURY TO THE EXTENT ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY CONDUCTED BY ATLAS OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT. The indemnity obligation set forth in this Section 9.11 shall survive the Closing or termination of this Agreement.

Section 9.12 No Solicitation. Each party agrees that, so long as the other party is not in material breach of the terms of this Agreement, such party will not, and will cause each of its Affiliates and its and their respective officers, directors, managers, partners, employees, agents or representatives (including any financial or legal advisors or other representatives) not to, directly or indirectly, (i) solicit, initiate or facilitate (by way of furnishing information) any inquiries or proposals regarding any transaction involving, or in any way relating to, the Assets other than the transactions contemplated by this Agreement (a “Competing Transaction”), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, a Competing Transaction, or (iii) enter into any agreement regarding any Competing Transaction.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.1 Conditions of Western to Closing. The obligations of Western to consummate the transactions contemplated by this Agreement are subject, at the option of Western, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Atlas set forth in Article 8 that are qualified by materiality or material adverse effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Atlas that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than, in each instance, representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b) Performance. Atlas shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the total Agreed Asset Value, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 9.6;

(d) Deliveries. Atlas shall have delivered to Western duly executed counterparts of all documents and certificates to be delivered by Atlas under Section 11.3 and shall have performed the other obligations required to be performed by it under Section 11.3;

(e) Casualty or Condemnation. The aggregate losses (including lost profits) reasonably expected to result from casualties to the Assets and takings of Assets under right of eminent domain shall be less than ten percent (10%) of the Agreed Asset Value;

(f) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(g) Midkiff/Benedum Agreement. Unless the holder of the preferential right referenced in Section 9.12 of that certain Master Formation Agreement dated of even date herewith by and between WGR and Atlas (the “Midkiff/Benedum Agreement”) has exercised its right to purchase the assets thereunder, WGR and Atlas shall each be ready, willing and able to consummate the transactions contemplated under the Midkiff/Benedum Agreement on the Closing Date.

Section 10.2 Conditions of Atlas to Closing. The obligations of Atlas to consummate the transactions contemplated by this Agreement are subject, at the option of Atlas, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Western set forth in Article 7 that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Western that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than, in each instance, representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b) Performance. Western shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the total unadjusted Agreed Asset Value, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 9.6;

(d) Deliveries. Western shall have delivered to Atlas duly executed counterparts of the documents and certificates to be delivered by Western under Section 11.2;

(e) Casualty or Condemnation. The aggregate losses (including lost profits) reasonably expected to result from casualties to the Assets and takings of Assets under right of eminent domain shall be less than ten percent (10%) of the Agreed Asset Value;

(f) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(g) Midkiff/Benedum Agreement. Unless the holder of the preferential right referenced in Section 9.12 of the Midkiff/Benedum Agreement has exercised its right to purchase the assets thereunder, WGR and Atlas shall each be ready, willing and able to consummate the transactions contemplated under the Midkiff/Benedum Agreement on the Closing Date.

ARTICLE 11

CLOSING

Section 11.1 Closing. Consummation of the transaction contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Atlas and Western, take place at the offices of Fulbright & Jaworski L.L.P., located at 1301 McKinney, Suite 5100, Houston, Texas, at 10:00 a.m., local time, on July 11, 2007, or if all conditions in Article 10 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 12. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 11.2 Obligations of Western at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Western shall deliver or cause to be delivered to Atlas, the following:

(a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Western;

(b) a certificate duly executed by an authorized corporate officer of Western, dated as of Closing, certifying on behalf of Western that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been fulfilled;

(c) the the Company Operating Agreement, duly executed by Western and Western SPV;

(d) the Contribution Agreement, duly executed by Western;

(e) the Note, duly executed by APC, in an amount corresponding to the Loan;

(f) the Master Offset Agreement, duly executed by Western SPV and APC;

(g) the Closing Agreement, duly executed by Western and Western SPV;

(h) the Note Agreement, duly executed by APC; and

(i) a certificate duly executed by an authorized corporate officer of Western and in form and content reasonably acceptable to Atlas, dated as of Closing, certifying that Western is not a “foreign person” with respect to which withholding is required pursuant to Section 1445 of the Code.

Section 11.3 Obligations of Atlas at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Atlas shall deliver or cause to be delivered to Western, or perform or cause to be performed, the following:

(a) a wire transfer to the Company, in an amount equal to the Cash Contribution, representing Atlas’ Capital Contribution, in same-day funds;

(b) the Conveyance, duly executed by the Company;

(c) a certificate by an authorized corporate officer of Atlas, dated as of Closing, certifying on behalf of Atlas that the conditions set forth in Section 10.1(a) and Section 10.1(b) have been fulfilled;

(d) the Company Operating Agreement, duly executed by Atlas and the Atlas Member;

(e) the Contribution Agreement, duly executed by the Company;

(f) an agreement, duly executed by the Company, by means of which the Company accepts, assumes, accedes to and ratifies this Agreement, from and after the Closing Date, and agrees to comply with and perform the representations, warranties, releases, covenants and agreements made by Atlas and attributed to the Company pursuant to this Agreement (the “Ratification and Accession Agreement”), in the form attached hereto as Exhibit E;

(g) the Master Offset Agreement, duly executed by the Company and, for consent and acknowledgment purposes only, the Atlas Member;

(h) the Closing Agreement, duly executed by Atlas, the Company and the Atlas Member; and

(i) the Note Agreement, duly executed by the Company.

Section 11.4 Closing Payment & Post-Closing Purchase Price Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date, Western shall prepare and deliver to Atlas, based upon the best information available to Western, a preliminary settlement statement estimating the Adjusted Agreed Asset Value after giving effect to all adjustments listed in Section 4.2, together with reasonable substantiation thereof.

(b) As soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days following the Closing Date, Western shall prepare and deliver to Atlas a statement setting forth the final calculation of each adjustment made pursuant to Section 4.2, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time. To the extent the determination of the actual and final Section 4.2 adjustments results in (i) a net increase to the Adjusted Agreed Asset Value, such net adjustment shall be referred to as a “Positive Section 11.4(b) Adjustment Amount,” and (ii) a net decrease to the Adjusted Agreed Asset Value, such net adjustment shall be referred to as a “Negative Section 11.4(b) Adjustment Amount.” The Adjusted Agreed Asset Value shall be increased by the Positive Section 11.4(b) Adjustment Amount or decreased by the Negative Section 11.4(b) Adjustment Amount, whichever the case may be, and the resulting Adjusted Agreed Asset Value, as so finally adjusted, shall be referred to as the “Final Asset Value.” Western shall, at Atlas’ or the Company’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. Western shall afford Atlas and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Atlas’ review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Western’s statement hereunder, Atlas shall deliver (or cause the Atlas Member as the managing member of the Company to cause the Company to deliver) to Western a written report containing any changes that Atlas proposes be made to such statement. Western and Atlas shall undertake to agree on the final statement of the Final Asset Value no later than one hundred eighty (180) days after the Closing Date. If Western and Atlas cannot reach agreement within such period of time, then either party may refer the remaining matters in dispute to KPMG LLP, or such other nationally-recognized independent accounting firm as may be accepted by Atlas and Western, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Final Asset Value, the accounting firm shall not increase the Final Asset Value more than the Positive Section 11.4(b) Adjustment Amount proposed by Western nor decrease the Final Asset Value more than the Negative Section 11.4(b) Adjustment Amount proposed by Atlas, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Western and Atlas shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters, then the adjustments required pursuant to this Section 11.4(b) shall be made by the parties. If there is a Positive Section 11.4(b) Adjustment Amount, then (i) the Adjusted Agreed Asset Value and the Capital Account of Western SPV in the Company shall be increased by an amount equal to the Positive Section 11.4(b) Adjustment Amount, (ii) Atlas shall contribute on behalf of the Atlas Member, or cause the Atlas Member to contribute, cash of an amount, and the Capital Account of the Atlas Member in the Company shall be increased by an amount, equal to the Positive Section 11.4(b) Adjustment Amount and Atlas shall pay on behalf of the Atlas Member, or cause the Atlas Member to pay, to the Company an amount equal to interest accrued on the Positive Section 11.4(b) Adjustment Amount from the Closing Date until the date of its contribution at Eurodollar Rate plus 100 basis points, (iii) Atlas shall cause Atlas Member as the managing member of the Company to cause the Company to loan to APC pursuant to the Note Agreement an amount equal to the Positive Section 11.4(b) Adjustment Amount, and (iv) the principal amount of the Note shall be increased by the Positive Section 11.4(b) Adjustment Amount. Alternatively, if there is a Negative Section 11.4(b) Adjustment Amount, then (i) the Adjusted Agreed Asset Value and the Capital Account of Western SPV in the Company shall be decreased by an amount equal to the Negative Section 11.4(b) Adjustment Amount, (ii) APC shall repay to the Company a portion of the outstanding principal amount of the Loan equal to the Negative Section 11.4(b) Adjustment Amount, plus interest payable on such principal amount of the Loan that is repaid pursuant hereto pursuant to the Note Agreement in connection with prepayments, in which event the amount of the outstanding principal amount of the Note will be reduced by such prepayment of principal on the Note, (iii) as set forth in the Company Operating Agreement, Atlas shall cause Atlas Member in its capacity as the managing member of the Company to cause the Company to distribute to the Atlas Member the principal amount of any prepayment received by it pursuant to clause (ii) immediately above, and (iv) as set forth in the Company Operating Agreement, the Capital Account of the Atlas Member in the Company shall be reduced by the amount of any distribution made pursuant to clause (iii) immediately above. Atlas shall cause the Atlas Member in its capacity as the managing member of the Company to allocate the Positive Section 11.4(b) Adjustment Amount or Negative Section 11.4(b) Adjustment Amount, as the case may be, to the particular Asset described in Exhibit A-1 to which such adjustment relates.

(c) All loans made or to be made hereunder to APC shall be by electronic transfer of immediately available funds to the account of Anadarko Petroleum Corporation, Account No. 5762707 at JPMorgan Chase, Chicago, Illinois, ABA No. 021000021, for the credit of APC or to such other bank and account as may be specified by Western in writing. All capital contributions or refunds made or to be made hereunder to the Company shall be by electronic transfer of immediately available funds to a bank and account specified by the Company in writing to Western and Atlas.

(d) Atlas and Western acknowledge and agree that the provisions contained in this Agreement relating to adjustments after the Closing Date to the Adjusted Agreed Asset Value or the Final Asset Value, as the case may be (including Section 9.6 and Section 11.4), are intended (and shall be construed) to put Atlas and Western in the same economic position they would have been in had all such adjustments been effectuated on or immediately prior to the Closing Date.

ARTICLE 12

TERMINATION

Section 12.1 Termination. Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Western and Atlas; or (b) by Western or Atlas, if Closing has not occurred on or before September 1, 2007; provided, however, that the terminating party shall not be in default of its obligations under this Agreement or the Midkiff/Benedum Agreement at the time of such termination.

Section 12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 7.6, Section 8.6, Section 9.5, Section 13.4(b)(iii), Section 13.8, Section 14.7, Section 14.13, Section 14.16 and the Confidentiality Agreement all of which shall continue in full force and effect) and Western shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 12.1(b) shall not relieve any party from liability for any breach of this Agreement. If this Agreement terminates under Section 12.1(b) because a party is in breach of this Agreement, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such party may be entitled.

ARTICLE 13

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 13.1 Receipts. Except as otherwise provided in this Agreement, any income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Agreed Asset Value following the final adjustment pursuant to Section 11.4(b) shall be treated as follows: (a) all income, proceeds, receipts and credits earned with respect to the Assets to which the Company is entitled under Section 3.4 shall be the sole property and entitlement of the Company, and, to the extent received by Western, Western shall fully disclose, account for and remit the same promptly to the Company, and (b) all income, proceeds, receipts and credits earned with respect to the Assets to which Western is entitled under Section 3.4 shall be the sole property and entitlement of Western and, to the extent received by the Company, the Company shall fully disclose, account for and remit the same promptly to Western.

Section 13.2 Expenses. Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Agreed Asset Value following the final adjustment pursuant to Section 11.4(b) shall be treated as follows: (a) all Property Costs for which Western is responsible under Section 3.4 shall be the sole obligation of Western and Western shall promptly pay, or if paid by the Company or Atlas, promptly reimburse the Company or Atlas for and hold the Company and Atlas harmless from and against same; and (b) all Property Costs for which the Company is responsible under Section 3.4 shall be the sole obligation of the Company and Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to promptly pay, or if paid by Western, promptly reimburse Western for and hold Western harmless from and against same; provided, however, that the obligation of Atlas pursuant to the preceding clause shall terminate upon the execution by the Company, and the delivery to Western, of the Ratification and Accession Agreement at Closing. Western is entitled to resolve all audits of Property Costs covering periods for which Western is wholly responsible and the Company is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which the Company is in whole or in part responsible, provided that the Company shall not agree to any adjustments to previously assessed costs for which Western is liable without the prior written consent of Western, such consent not to be unreasonably withheld. Western shall provide Atlas with a copy of all applicable audit reports and written audit agreements received by Western and relating to periods for which the Company is partially responsible.

Section 13.3 Assumed Obligations. On the Closing Date, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to assume and to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Western, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Western Obligations”); provided, however, that the Company will not accrue any rights or assume any obligations or liabilities of Western to the extent that they are:

(a) attributable to or arise out of the disposal of Hazardous Substances by Western or any of its Affiliates on real property other than the Assets that relate to Western’s or any of its Affiliates’ operation of the Assets on or before the Closing Date (the “Excluded Offsite Environmental Liability”);

(b) attributable to or arise out of the Excluded Assets;

(c) the continuing responsibility of Western under Section 13.1 and Section 13.2;

(d) attributable to or arise out of any breach by Western of its representations, warranties, covenants or other agreements under this Agreement; or

(e) any liabilities of Western or any of its ERISA Affiliates (i) arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to or maintained by Western or any of its ERISA Affiliates or that was sponsored by, contributed to or maintained by Western or any of its ERISA Affiliates within six years prior to the Effective Time, or (ii) arising under ERISA or the Code for which the Company, Atlas or any of Atlas’ ERISA Affiliates may have any liability under ERISA as a result of the consummation of the transaction contemplated by this Agreement or otherwise or which could result in the imposition of a lien on any of their assets.

The obligations of Atlas under this Section 13.3 shall terminate upon the execution by the Company, and the delivery to Western, of the Ratification and Accession Agreement at the Closing.

Section 13.4 Indemnities.

(a) Definitions.

“Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, requests for information, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, settlement, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the real properties of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets, including but not limited to Claims which arise out of or are directly or indirectly connected with vessels or the ownership, possession, management, manning, maintenance, supply, operation (including, but not limited to, ingress, egress, loading and unloading operations) or navigation of any vessel.

The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF THE ATLAS INDEMNITEES, WESTERN INDEMNITEES, INVITEES AND/OR THIRD PARTIES, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF WESTERN; OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF ATLAS’ PROPERTY OR WESTERN’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES OR THIRD PARTIES; OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE ATLAS INDEMNITEES, WESTERN INDEMNITEES, INVITEES OR THIRD PARTIES.

(b) Atlas Indemnity Obligation. Subject only to Section 13.4(d), Atlas shall be responsible for and indemnify, defend, release and hold harmless the Western Indemnitees from and against all Claims caused by, arising out of or resulting from:

(i) Atlas’ breach of any covenants or agreements to be performed by Atlas under this Agreement, REGARDLESS OF FAULT;

(ii) any breach of any representation or warranty made by Atlas under this Agreement or confirmed in the certificate delivered by Atlas at Closing pursuant to Section 11.3(c), REGARDLESS OF FAULT; and

(iii) Atlas Indemnitees’ access under Section 9.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.

(c) The Company Indemnity Obligation. Subject only to Section 13.4(d), effective as of the Closing Date, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to be responsible for and indemnify, defend, release and hold harmless the Western Indemnitees (other than the Atlas Member) from and against all Claims caused by, arising out of or resulting from (which responsibility and obligation of the Company under this Section 13.4(c) shall be deemed to automatically arise at the Closing upon the execution by the Company, and the delivery to Western, of the Ratification and Accession Agreement) the Assumed Western Obligations, including, the ownership, use or operation of the Assets after the Effective Time and violations of Environmental Laws with respect to the Assets, Environmental Liabilities with respect to the Assets, or any of the following with respect to the Assets: the Release of Hazardous Substances into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, including NORM, REGARDLESS OF FAULT.

The obligations of Atlas under this Section 13.4(c) shall terminate upon the execution by the Company, and the delivery to Western, of the Ratification and Accession Agreement at the Closing.

(d) Western Indemnity Obligation. Subject to the limitations contained in Section 13.7, Western shall be responsible for and indemnify, defend and hold harmless the Atlas Indemnitees against and from all Claims caused by, arising out of or resulting from those obligations and liabilities described in Sections 13.3(a) through (e).

(e) Additional Provisions. In connection with Atlas Indemnitees’ access to the Assets prior to Closing, the parties acknowledge that such access may be subject to boarding agreements, releases or other agreements required by Western or others. In the event of a conflict between the provisions of such agreements and Section 13.4(b)(iii) of this Agreement, Section 13.4(b)(iii) of this Agreement shall control.

Section 13.5 Indemnification Actions.

All claims for indemnification under Section 13.4 shall be asserted and resolved as follows:

(a) For purposes of this Article 13, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.

(b) To make a claim for indemnification (“Indemnity Claim”) under Section 13.4 or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 13, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.5 shall not relieve the Indemnifying Party of its obligations under Section 13.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. If the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, then the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

Section 13.6 Release.

(a) EXCEPT FOR WESTERN’S OBLIGATIONS UNDER THIS AGREEMENT, ATLAS HEREBY RELEASES, REMISES AND FOREVER DISCHARGES (AND, AT THE CLOSING, SHALL CAUSE THE COMPANY TO RELEASE, REMISE AND FOREVER DISCHARGE) THE WESTERN INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH ATLAS OR THE COMPANY MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE WESTERN INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, NORM, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT.

(b) Atlas covenants and agrees that it will not attempt (and will cause the Atlas Member as the managing member of the Company to cause the Company not to attempt) to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, environmental Claims (including Claims relating to NORM).

Section 13.7 Limitation on Actions.

(a) The representations and warranties of the parties in Article 7 and Article 8 shall terminate six (6) months after the Closing Date. All covenants and agreements provided for in this Agreement shall not survive Closing except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations and warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.

(b) The indemnities in Section 13.4(b)(i), Section 13.4(b)(ii) and Section 13.4(d) with respect to the obligations and liabilities described in Section 13.3(d) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Atlas’ indemnity in Section 13.4(b)(iii), the Company’s indemnity in Section 13.4(c) and Western’s indemnity in Section 13.4(d) with respect to the obligations and liabilities described in Sections 13.3(a), (b), (c) and (e) shall survive the Closing and shall continue without time limit.

(c) Western shall not have any liability for any indemnification under Section 13.4(d) until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by Atlas or the Company exceeds five percent (5%) of the Agreed Asset Value, and then only to the extent such damages exceed such five percent (5%) of the Agreed Asset Value; provided, however, that such five percent (5%) deductible shall not apply to any Claims relating to (i) a breach by Western of the special warranty of Defensible Title contained in the Conveyance, (ii) Taxes that constitute Property Costs for which Western is liable as contemplated by Section 13.2 and (iii) the obligations and liabilities described in Section 13.3(e).

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Western shall not be required to indemnify the Atlas Indemnitees for aggregate damages in excess of twenty five percent (25%) of the Final Asset Value, except that Section 5.1, Section 5.2 and Section 13.3(e) shall not be subject to this Section 13.7(d).

Section 13.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF WESTERN TO BE DELIVERED PURSUANT TO SECTION 11.2(b), OR IN THE CONVEYANCE TO BE DELIVERED BY WESTERN TO THE COMPANY HEREUNDER, (I) WESTERN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) WESTERN EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ATLAS OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ATLAS BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF WESTERN OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 7 OF THIS AGREEMENT, OR

CONFIRMED IN THE CERTIFICATE OF WESTERN TO BE DELIVERED PURSUANT TO SECTION 11.2(b), OR IN THE CONVEYANCE TO BE DELIVERED BY WESTERN TO THE COMPANY HEREUNDER, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, WESTERN EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENT, CHARACTER OR NATURE OF ANY MEMORANDUM OR REPORT OF ANY CONSULTANT RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR NATURE OF HYDROCARBONS LOCATED IN OR RELATING TO THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ATLAS, THE COMPANY OR THEIR RESPECTIVE AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE COMPANY SHALL BE DEEMED TO BE RECEIVING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT ATLAS HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ATLAS DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) WESTERN HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, NORM, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND THE COMPANY SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 13.9 Recording. As soon as practicable after Closing, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to record the Conveyance in the appropriate counties and provide Western with copies of all recorded or approved instruments.

The Conveyance is intended to convey all of the Surface Contracts being conveyed pursuant to this Agreement. Certain Surface Contracts or specific portions of the Surface Contracts that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and also are described and covered by other separate assignments made by Western to the Company on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance. Further, such assignments shall be deemed to contain the special warranty of title of Western and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 14.2 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Western:	Western Gas Resources, Inc.
Western Gas Resources – Westana, Inc.
c/o Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380
Attention: Director, Transactions
Telephone: (832)636-3088
Telecopy: (832)636-5889

With a copy to:	Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380
Attention: Associate General Counsel Oil, Gas and Minerals
Telephone: (832)636-7530
Telecopy: (832)636-5889

If to Atlas (On or Before July 6, 2007):	Atlas Pipeline Partners, L.P.
311 Rouser Road
Moon Township, PA 15108
Attention: General Counsel – Lisa Washington
Telephone: (215)546-5005
Telecopy: (412)262-2820

If to Atlas (After July 6, 2007):	Atlas Pipeline Partners, L.P.
West Pointe Corporate Center I
1550 Coraopolis Heights Road, Second Floor
Moon Township, PA 15108
Attention: General Counsel – Lisa Washington
Telephone: (215)546-5005
Telecopy: (412)262-2820

With a copy to (Before and after July 6, 2007):	Jones Day
717 Texas, Suite 3300
Houston, Texas 77002
Attention: Jeff Schlegel
Telephone: (832) 239-3939
Telecopy: (832) 239-3600

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 14.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees. Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Western will determine, and Atlas will cause the Atlas Member as the managing member of the Company to cause the Company to cooperate with Western in determining the amount of any Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement, and Atlas agrees to cause the Atlas Member as the managing member of the Company to cause the Company to pay any such Transfer Tax to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Atlas will timely furnish (or cause the Atlas Member as the managing member of the Company to cause the Company to timely furnish) to Western such certificate or evidence.

Section 14.4 Expenses. Except as provided in Section 14.3, all expenses incurred by Western in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Western, shall be borne solely and entirely by Western, and all such expenses incurred by Atlas shall be borne solely and entirely by Atlas.

Section 14.5 Change of Name. As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to eliminate the name of Western or it Affiliates or any reference to Western or its Affiliates, from any signs located on or about any of the Assets, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Western or any of its Affiliates.

Section 14.6 Replacement of Bonds, Letters of Credit and Guarantees. The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Western or any of its Affiliates with Governmental Bodies and relating to the Assets may be transferable to the Company. Promptly following Closing, Atlas shall cause the Atlas Member as the managing member of the Company to cause the Company to obtain, or cause to be obtained in the name of the Company, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary, to permit the cancellation of the bonds, letters of credit and guarantees posted by Western or any of its Affiliates or to consummate the transactions contemplated by this Agreement.

Section 14.7 Governing Law and Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.

Section 14.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 14.9 Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.10 Assignment. No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.11 Entire Agreement. The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 14.12 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 14.13 No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Atlas, the Company and Western to any Claims, remedy or right of any kind, except as to those rights expressly provided to the Western Indemnitees and the Atlas Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a Western Indemnitee or an Atlas Indemnitee must be made and administered by a party to this Agreement).

Section 14.14 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa, unless the context otherwise requires;

(c) Reference to any Article, Section, subsection, clause or other subdivision means an Article, Section, subsection, clause or other subdivision of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder,” “hereof , “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and “include” and “including” and all variations of such words shall mean include or including without limiting the generality of the description preceding such term;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) the term “cost” includes expense and the term “expense” includes cost;

(i) currency amounts referenced herein are in United States Dollars;

(j) unless the context otherwise requires, references in this Agreement to a “party” or “parties” refer to a party or parties to this Agreement and their respective successors and permitted assigns under this Agreement; and

(k) the definitions set forth in this Agreement are incorporated into and made a part of this Agreement.

Section 14.15 Construction. Atlas is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Western and Atlas has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 14.16 Limitation on Damages. Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 14.17 Conspicuousness. The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 14.18 Severability. If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

Section 14.19 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this instrument the day and year first above written.

WESTERN		ATLAS

Western Gas Resources, Inc.		Atlas Pipeline Partners, L.P.

By:		By:	Atlas Pipeline Partners GP, LLC,
Name:	Robert A. Walker		its General Partner
Title:	Senior Vice President, Finance

Western Gas Resources — Westana, Inc.		By:
Name:
Title:

By:
Name:	Robert A. Walker
Title:	Senior Vice President, Finance

[Signature Page to Master Formation Agreement]